CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is effective December 16, 2008 between NORTHERN LIGHTS COMPLIANCE SERVICES, LLC, a Nebraska limited liability company located at 80 Arkay Drive, Suite 110, Hauppauge, NY 11788 (“NLCS”), and ADVISORONE FUNDS, a registered investment company organized as a Delaware business trust, located at 17605 Wright Street, Omaha, Nebraska 68130 (the "Trust"), on behalf of each portfolio series listed on the attached Appendix A (each a “Fund” and collectively “Funds”).  This Agreement supersedes and replaces the existing consulting agreement between the parties.

I.   SCOPE OF SERVICES

NLCS will provide compliance services to the Trust as set forth herein and assist  the Trust in complying with the Federal Securities Laws (defined by Rule 38a-1) and meeting its responsibilities as outlined by Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

Phase I - Risk Management and Policies and Procedures Review

As part of the risk management and policies and procedures review, NLCS will perform the services listed below.

a.

Evaluation of Internal Control Structure

1.

Conduct interviews with certain employees throughout the business lines of the Trust that are responsible for the day-to-day operations of the Trust in relation to compliance with the Federal Securities Laws by the Trust and each investment adviser, principal underwriter, administrator, and transfer agent of the Trust (collectively the “Service Providers”).

2.

Assess from the interviews the operational risks and compliance with stated policies and procedures of the Trust and its Service Providers.

3.

Review internal audit and other reports maintained by the Trust and, to the extent practicable, its Service Providers, related to compliance with the Federal

Securities Laws.

4.

Review any written policies and procedures provided pursuant to Item B below to assess the appropriateness of such documents with respect to compliance with the Federal Securities Laws by the Trust and its Service Providers.

b.

Policies and Procedures

Conduct a detailed review and assessment of the Trust's policies and procedures pertaining to compliance with the Federal Securities Laws.  This review will cover among other things, policies and procedures relating to:

1.

Pricing of portfolio securities and Fund shares, with a focus on the following items within the pricing polices and procedures:

a)

Monitoring for circumstances that may necessitate the use of fair value prices;

b)

Establishing criteria for determining when market quotations are no longer reliable for a particular portfolio security;

c)

Providing a methodology or methodologies by which the Funds determine the current fair value of the portfolio securities; and

d)

Reviewing the appropriateness and accuracy of the methodology used in valuing securities, including making any necessary adjustments.

2.

Processing of fund shares, with a focus on the following items:

a)

Segregation of investor orders received before the Funds price their shares from those that were received after the Funds price their shares; and

b)

Methodology used by the Funds to protect themselves and their shareholders against late trading.

3.

Identification of affiliated persons to ensure that any transactions with affiliated persons are executed in compliance with the 1940 Act.

4.

Protection of nonpublic information, including:

a)

Prohibitions against trading portfolio securities on the basis of information acquired by analysts or portfolio managers employed by the Trust or its Service Providers;

b)

Disclosure to third parties of material information about the Funds' portfolios, trading strategies, or pending transactions; and

c)

Purchase or sale of Fund shares by the Trust or its Service Provider's personnel based on material, nonpublic information about the Funds' portfolios.

5.

Compliance with fund governance requirements, including the procedures to guard against:

a)

Improperly constituted board;

b)

Failure of the board to properly consider matters entrusted to it; and

c)

Failure of the board to request and consider information required by the 1940 Act from the Trust and its Service Providers.

6.

The excessive short-term trading of mutual fund shares that may be harmful to the Funds, including a focus on the following areas:

a)

Consistency of policies and procedures with the Funds' disclosed policies regarding market timing;

b)

Monitoring of shareholder trades or flows of money in and out of the funds in order to detect market timing activity;

c)

Enforcement of the Funds' policies regarding market timing;

d)

Prevention of short-term trading waivers that would harm the Funds or their shareholders or subordinate the interests of the Funds or their shareholders to those of the Trust or any other affiliated person or associated person of the Trust; and

e)

Reporting to the Funds' boards regarding all waivers granted, so that the boards can determine whether the waivers were proper.

7.

Document retention and business continuity.

In addition, NLCS shall conduct a review of the policies and procedures of the Trust’s Service Providers, as they relate to the Trust’s compliance with the Federal Securities Laws.

Investment Adviser Review

The review of the policies and procedures of each Fund’s investment adviser shall cover, among other things, to the extent applicable to the Trust:

a)

Portfolio management processes, including allocation of investment opportunities among clients and consistency of portfolios with clients' investment objectives, disclosures by the Trust, and applicable regulatory restrictions;

b)

Trading practices, including procedures by which the Trust satisfies its best execution obligation, uses client brokerage to obtain research and other services ("soft dollar arrangements"), and allocates aggregated trades among clients;

c)

Proprietary trading of the Trust and personal trading activities of supervised persons;

d)

The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

e)

Safeguarding of client assets from conversion or inappropriate use by advisory personnel;

f)

The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;

g)

Marketing of advisory services, including the use of solicitors;

h)

Processes to value client holdings and assess fees based on those valuations;

i)

Safeguards for the privacy protection of client records and information; and

j)

Business continuity plans.

It is understood that the Chief Compliance Officer of each Fund’s investment adviser is primarily responsible for compliance by such organization with Rule 206(4)-7 under The Investment Advisers Act of 1940, as amended, and for overseeing, with respect to the portfolios they advise, each of the foregoing items.

Underwriter Review

The review of the policies and procedures of each Fund’s underwriter shall cover, among other things, to the extent applicable to the Trust:

a)

The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

b)

The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;

c)

Proprietary trading of the Trust and personal trading activities of supervised persons;

d)

The Fund’s selling agreement process;

e)

Payments of 12b-1 fees to selling brokers;

f)

Anti-money laundering policies and procedures;

g)

Advertising review process, submission of materials to FINRA and the maintenance of advertising review records; and

h)

Business continuity plans.

Fund Administrator, Fund Accounting and Fund Transfer Agent Review

The review of the policies and procedures of each Fund’s administrator, fund accountant and transfer agent shall cover, among other things, to the extent applicable to the Trust:

a)

The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

b)

Maintenance of fund records including board materials and correspondence with regulators;

c)

Proprietary trading of the Trust and personal trading activities of supervised persons;

d)

Maintenance of Fund records;

e)

Processes to ensure timely filing of Fund reports;

f)

Auditors comments noted in SAS 70 reports;

g)

Anti-money laundering policies and procedures; and

h)

Business continuity plans.

As part of its review, NLCS may rely on summaries, reviews or statements prepared by the chief compliance officers of a Service Provider or a third party.

Each Service Provider is responsible for proper developments and implementation of its policies and procedures.  Although NLCS performs a review of each Service Providers policies, procedures and standard business practices, NLCS is not responsible and cannot ensure that all necessary policies are adopted and implemented by such Service Provider.

Phase II - Amending and Drafting of Policies and Procedures

Based on the analysis performed under Phase I of the engagement, NLCS will conduct any additional research that is necessary in order to ensure that the current practices of the Trust are in compliance with the Federal Securities Laws and relevant rules promulgated thereunder. Additionally, NLCS will recommend amendments and draft policies and procedures for the areas identified in Phase I, including amending the policies and procedures as they pertain to:

a.

Consistency with regulatory expectations of risk based policies and procedures;

b.

Maintaining compliance with SEC regulations, under Rule 38a-1 under the 1940 Act; and

c.

Consistency within the structure, organization, and format of the policies and procedures.

Any amendments to the policies and procedures drafted by NLCS will be based on industry best practices and regulatory pronouncements. Upon completion of Phase II, the Trust will have customized policies and procedures that are designed to assist the Trust in complying with Rule 38a-1 under the 1940 Act.  These procedures will be compiled in a manual that also will describe the overall implementation of the Trust’s Compliance Program (the “Compliance Program Manual”).  This Compliance Program Manual will serve as the Trust’s primary policy and procedures manual and will include summaries of the compliance polices and procedures of each of the Fund’s Service Providers.

Phase III – Ongoing Monitoring and Board Reporting

Once the Trust’s Compliance Program Manual is complete, the Trust’s Chief Compliance Officer will present it to the Board of Trustees of the Trust (the “Board”) for Approval.

Thereafter, the Trust’s Chief Compliance Officer will create any appropriate records and monitor the Trust’s Compliance Program for effectiveness, including ongoing dialogue with key compliance personnel at the Trust’s Service Providers.

The Trust’s Chief Compliance Officer will conduct an annual review to assess compliance with the Trust’s Compliance Program and its overall effectiveness, and will prepare a written report to the Trust’s Board annually, within sixty calendar days of the completion of the annual review, that addresses the operation of the policies and procedures of the Fund and its Service Providers, any material changes made to those polices and procedures since the date of the last report, and any material changes to the polices and procedures recommended as a result of the annual review, and each “Material Compliance Matter” as defined in Rule 38a-1 of the 1940 Act.

II. STAFFING AND TIMING

Under the terms of this Agreement, NLCS will provide the services of Mike Wagner, who shall be appointed by the Board as the Chief Compliance Officer for the Trust and each Fund of the Trust.  In addition, NLCS will provide support staff to Mr. Wagner to assist him in all aspects of his duties under this Agreement.  Mr. Wagner will lead the engagement and will have overall supervisory responsibility for the ongoing obligations hereunder. A brief biography for Mr. Wagner is included in Appendix C to this Agreement.

The timeline for this engagement, although subject to change, will be as follows:

ON-SITE

The on-site portion will consist primarily of reviewing the policies and procedures identified in Phase I above as well as interviews of the relevant personnel throughout the different business lines of the Trust.

Visits to Service Providers of the Trust will include:

1)

On-site visit to each Fund’s administrator, fund accountant and transfer agent.

2)

On-site visit to each Fund’s principal underwriter.

3)

On-site visits to each Fund’s investment adviser.

4)

Visits to each of the foregoing Service Providers will include consultation with the Chief Compliance Officer of the respective Service Provider.

OFF-SITE

The off-site portion of this engagement will consist of NLCS devoting significant time reviewing notes from its visits with the Service Providers, continuing follow-up and communication with necessary Service Provider personnel, Trust officers, legal advisors, etc. and preparing any amendments and drafting new policies and procedures as may be required under Phase II.

III. PAYMENT

In consideration of the timely and satisfactory performance of the services indicated above, NLCS shall be compensated as indicated in the attached Appendix B. The payment of all fees and the reimbursement of all Out of Pocket Expenses shall be due and payable within fifteen (15) days of receipt of an invoice from NLCS (the “Due Date”).  Interest may accrue, at the maximum amount permitted by law, on any invoice balance that remains unpaid after its Due Date.

IV. INDEPENDENT CONTRACTOR

NLCS shall act as an independent contractor and not as an agent of the Trust and NLCS shall make no representation as an agent of the Trust, except that the Chief Compliance Officer shall act as an appointed officer of the Trust and shall be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Trust.

NLCS does not offer legal or accounting services and does not purport to replace the services provided by legal counsel or that of a certified public accountant. If contracts are provided, they will be forms only and the provision of such contracts does not constitute and should not be deemed to be legal advice. The representatives of NLCS are experts, and as such will make every reasonable effort to provide the services described in this Agreement. However, there is no guarantee that work performed by NLCS will be favorably received by any regulatory agency.

Though NLCS's work may involve analysis of accounting and financial records, at no time will work performed by NLCS be deemed to be an audit of the Trust in accordance with generally accepted auditing standards or otherwise, nor will any work performed by NLCS consist of a review of the internal controls of the Trust in accordance with AICPA Statement on Auditing Standards No. 70, or any other authoritative literature.

V. PROPRIETARY INFORMATION

NLCS recognizes that the Trust may be subject to the provisions of the U.S. Securities and Exchange Commission's Regulation S-P, or other privacy rules promulgated under the Gramm -Leach-Bliley Act (the "GLBA").  In carrying out its consulting duties, NLCS will acquire information of a confidential nature relating to the Trust's business activities and its clients.   NLCS hereby agrees to maintain the confidentiality of the Trust’s information in accordance with GLBA and shall not use, publish, or otherwise disclose any information pertaining to the Trust, a Fund or its Service Providers.

VI. STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

a.

Indemnification of NLCS.  The Trust shall on behalf of each Fund, indemnify and hold NLCS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to: (i) the Trust’s refusal or failure to comply with the terms of this Agreement, (ii) the Trust’s lack of good faith, gross negligence or willful misconduct with respect to the Trust’s performance under or in connection with this Agreement, or (iii) all actions taken by NLCS hereunder in good faith without gross negligence, willful misconduct or reckless disregard of its duties ..  NLCS shall not be liable for, and shall be entitled to rely upon, and may act upon information, records and reports generated by the Trust, advice of the Trust, or of counsel for the Trust and upon statements of the Trust’s independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of NLCS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties.  The Trust shall hold NLCS harmless in regard to any liability incurred by reason of the inaccuracy of such information provided by the Trust or its other Service Providers or for any action reasonably taken or omitted in good faith reliance on such information.

b.

Indemnification of the Trust. NLCS shall indemnify and hold the Trust and each Fund harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to NLCS’s refusal or failure to comply with the terms of this Agreement, or which arise out of NLCS’s lack of good faith, gross negligence or willful misconduct with respect to NLCS’ performance under or in connection with this Agreement.

c.

Reliance.  Except to the extent that NLCS may be liable pursuant to this Section VI, NLCS shall not be liable for any action taken or failure to act in good faith in reliance upon:

i.

advice of the Trust or of counsel to the Trust;

ii.

any written instruction or certified copy of any resolution of the Board, and NLCS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by NLCS to have been validly executed;

iii.

any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by NLCS to be genuine and to have been signed or presented by the Trust or other proper party or parties; or

iv.

reasonable actions taken by NLCS based on information provided by other Service Providers to the Trust.

NLCS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which NLCS reasonably believes in good faith to be genuine.

d.

Errors of Others ..  NLCS shall not be liable for the errors of other Service Providers to the Trust, and errors in information provided by an investment adviser or custodian to the Trust ..

e.

Limitation of Shareholder and Trustee Liability.  The Trustees of the Trust and the shareholders of Funds shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and NLCS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Funds to which NLCS’s rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Funds.  It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust.  The execution and delivery of this Agreement has been authorized by the Trustees of the Trust and signed by the officers of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust as provided in its Declaration of Trust.  A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of Delaware.

f.

In the event that NLCS is requested, pursuant to subpoena or other legal process, to provide testimony or produce its documents relating to its engagement under this Agreement, in judicial or administrative proceedings to which NLCS is not a party, NLCS shall promptly notify the Trust and shall be reimbursed by the Trust at the then current standard billing rates for NLCS's professional time and expenses, including reasonable attorneys fees incurred responding to such request.

Notwithstanding the indemnification provisions above, to the extent that the Chief Compliance Officer incurs any liability in connection with the performance of his duties under this Agreement, he shall be covered under the Directors and Officers Errors and Omissions insurance policy of the Trust, in accordance with the terms therein and the deductible shall be covered by the Trust.

VII. CONDITIONS PRECEDENT

The following conditions must be met within a reasonable amount of time following the execution of this Agreement:

a.

The investment adviser for each Fund of the Trust will officially appoint a Chief Compliance Officer pursuant to Rule 206(4)-7 under the Investment Advisers Act of 1940 ("Advisers Act"), to fulfill all required duties thereunder.

b.

The Trust’s Chief Compliance Officer shall be covered under the Trust’s Directors and Officers/ Errors and Omissions Insurance as an officer of the Trust.

c.

NLCS shall obtain Errors and Omissions Insurance coverage with respect to its employees.

VIII. WARRANTY

NLCS warrants that it is under no obligation to any other entity that in any way is in conflict with this Agreement and that it is free to enter into this Agreement.

IX. EFFECTIVE DATE, TERM AND TERMINATION

a.

Effective Date and Term.  This Agreement shall become effective on the date first above written and shall continue for a period of one (1) year (the “Initial Term”).  This Agreement shall automatically continue for successive one year periods (a “Renewal Term”)subject to approval of the Board of the Trust, including approval by a majority of the Independent Trustees.

b.

Termination.  This Agreement may be terminated at the end of the Initial Term (or Renewal Term) by either party by providing at least ninety (90) days written notice prior to the commencement of a Renewal Term.  Unless terminated by providing a party at least ninety (90) days written notice prior to the commencement of a Renewal Term, this Agreement may not be terminated by either party absent a material breach.  Upon written notice of a material breach, a party shall have 30 days to remedy a material breach. Compensation due NLCS and unpaid by the Trust upon such termination shall be due on the date of termination or after the date that the provision of services ceases, whichever is later.  In the event of termination, NLCS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Trust and its shareholders.

c.

Reimbursement of NLCS’s Expenses.  If this Agreement is terminated with respect to a Fund or Funds, NLCS shall be entitled to collect from the Trust the amount of all of NLCS’s reasonable labor charges and cash disbursements for services in connection with NLCS’s activities in effecting such termination, including without limitation, the labor costs and expenses associated with delivery of any compliance records of each such Fund from its computer systems, and the delivery to the Trust and/or its designees of related records, instruments and documents, or any copies thereof.  In the event of termination, NLCS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Trust.

X. EXCEPTIONS RESULTING FROM BOARD ACTION UNDER RULE 38a-1

a.

Termination.  If the Board dismisses the Trust’s Chief Compliance Officer, this Agreement will either end immediately or, at the discretion of both parties, NLCS may present an alternative Chief Compliance Officer for Board consideration and approval to continue the Chief Compliance Officer duties set forth under this Agreement.

b.

Prevention of Termination.  If NLCS wishes to dismiss the Chief Compliance Officer under the terms of NLCS’s arrangement with the Chief Compliance Officer, NLCS will present its plan of action to the Board prior to taking such action.  Under such circumstances NLCS may, at its own discretion, offer to present another Chief

Compliance Officer candidate to the Board that would work through NLCS.  If the Board approves the new Chief Compliance Officer, the contract would continue as amended to reflect the new Chief Compliance Officer.  If, the Board chooses to engage its own Chief Compliance Officer as a result of NLCS dismissing the Chief Compliance Officer under this Agreement, the contract with NLCS would end, and the Trust would pay NLCS only for fees and Out of Pocket Expenses accrued up to the point in time when the Board’s new Chief Compliance Officer officially assumes responsibility.

c.

Change in Compensation.  If the Board decides to increase the Chief Compliance Officer’s compensation or provide a bonus to the Chief Compliance Officer, then either the fees paid to NLCS by the Trust will increase proportionately or the Trust will separately compensate the Chief Compliance Officer for any amounts it deems due to the Chief Compliance Officer above the amounts due to NLCS under this Agreement.  Otherwise, the Board may directly increase the fees paid to NLCS via an amendment to this Agreement.  Any attempt by the Board to reduce the salary of the Chief Compliance Officer would be contrary to the terms of this Agreement.

d.

Resignation by Chief Compliance Officer.  If the Chief Compliance Officer voluntarily resigns, at the discretion of both parties, NLCS may present an alternative Chief Compliance Officer for Board consideration and approval to continue Chief Compliance Officer duties under this Agreement.  If the Board chooses to end its relationship with NLCS as a result of such voluntary resignation by the Chief Compliance Officer, the contract with NLCS would end, and the Trust would pay NLCS only for fees and Out of Pocket Expenses accrued up to the point in time when the Board’s new Chief Compliance Officer officially assumes responsibility.  NLCS will make every effort to assist the Board in a smooth transition during this period.

XI. MISCELLANEOUS

a.

Amendments.  No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

b.

Governing Law.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

c.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

d.

Counterparts.  The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

e.

Severability.  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

f.

Force Majeure.  Neither party shall be liable to the other for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

g.

Headings.  Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

h.

Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, to each party at the address set forth below or at such new address designated by such party by notice given.

To the Trust:	To NLCS:
Brian Nielsen	Michael J. Wagner
Secretary	President
AdvisorOne Funds	Northern Lights Compliance Services, LLC
17605 Wright Street	80 Arkay Drive, Suite 110
Omaha, NE 68130	Hauppauge, NY 11788
(402) 493-3313	(631) 470-2604
Michael.Wagner@NLCompliance.com

With a copy to:

JoAnn Strasser, Esq.
Thompson Hine LLP
312 Walnut Street, 14th Floor
Cincinnati, Ohio 45202-4089
Tel.: 513-352-6725
Joann.strasser@thompsonhine.com

i.

Distinction of Funds.  Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

j.

Representation of Signatories.  Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

ADVISORONE FUNDS /s/_ W. Patrick Clarke By: W. Patrick Clarke President	NORTHERN LIGHTS COMPLIANCE SERVICES, LLC /s/ Michael J. Wagner By: Michael J. Wagner President

The undersigned investment adviser hereby acknowledges and agrees to the terms of this Consulting Agreement.

CLS INVESTMENT FIRM, LLC

By:

/s/ Todd Clarke

Name: Todd Clarke

Title: President

Consulting Agreement

APPENDIX A

List of Funds

CLS Global Diversified Equity Fund (formerly Amerigo Fund)

CLS Growth and Income Fund (formerly Clermont Fund)

CLS Global Growth Fund (formerly Select Allocation Fund)

CLS Domestic Equity Fund (formerly Descartes Fund)

CLS International Equity Fund (formerly Liahona Fund)

CLS Global Aggressive Equity Fund (formerly Select Appreciation Fund)

CLS Enhanced Long/Short Fund (formerly Enhanced Income Fund)

CLS Flexible Income Fund (formerly Flexible Income Fund)

CLS Shelter Fund (formerly Shelter Fund)

Milestone Treasury Obligations Fund

Amerigo VI Portfolio

Clermont VI Portfolio

Enhanced Income VI Portfolio

Shelter VI Portfolio

The parties hereto agree that this Appendix A shall supersede and replace the existing Appendix A to the Consulting Agreement effective as of the 3rd day of November 2014.

ADVISORONE FUNDS

NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

By: /s/ Ryan Beach

By: /s/ Michael J. Wagner

Ryan Beach, President

Michael J. Wagner, President

APPENDIX B –FEES

1) Development of Procedures. A one-time fee of $2,500 per Fund will be billed for developing/updating the Compliance Program Manual for the Trust.

plus

2) Base Fee – Trust Chief Compliance Officer Services.

Base Fee

Net assets of fund at beginning of quarter	Annual Fee
$0-$50 million	$ 13,500.00
$50 million-$100 million	$ 15,500.00
$100 million-$250 million	$ 17,500.00
$250 million-$500 million	$ 19,500.00
$500 million to $1 billion	$ 21,500.00
Over $1 billion	$ 31,500.00
Over $2 billion	Negotiable

The Annual Fee under this Agreement will be billed separately to each Fund set forth on Appendix A on a calendar quarterly basis, in advance. The invoices shall be due and payable by the Fund within fifteen (15) days of receipt of an invoice from NLCS.  Each invoice shall provide by NLCS shall include the amount due and a brief description of the services rendered.

An additional fee of $5,000 per year will be charged to each Fund involving complex securities or other higher risk compliance issues, as determined by NLCS in its sole discretion.

NLCS has previously entered into a consulting agreement with the Trust (the “Prior Agreement”) and agrees to phase in any fee increase represented by the foregoing fee schedule such that the full Annual Fee amount set forth above shall take effect January 1, 2010.  The fees payable by the Funds during the year 2009 shall be equal to the existing rate being paid by the Funds under the Prior Agreement, plus one-half ½ of any fee increase (determined by taking the difference of the amount payable by the Funds under the Prior Agreement and the amount payable by the Funds according to the new rates set forth above.)  NLCS will continue to honor previously agreed upon pricing for a recently formed Fund during the first 12 months after its inception; thereafter the rates set forth above shall take effect.

On the annual anniversary date of each Fund being added to this Agreement, such

Fund’s fees enumerated above may be increased by the change in the Consumer Price Index for the Northeast region (“CPI”) for the twelve-month period ending with the month preceding such annual anniversary date.  Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years.

Pricing Discounts

NLCS shall offer pricing discounts for multiple Funds advised by the same investment adviser (a “Fund Family”).  The Annual Fee shall be charged on the largest fund in a Fund Family.  A 50% discount from the Annual Fee will be given to the second and third largest Fund and a 75% discount off the Annual Fee will be given to any additional Funds.  Sub-Advised Funds are not eligible to participate in Fund Family pricing discounts.

 plus

3) Out of Pocket Expenses.

Reasonable expenses incurred in connection with Trust business, including, but not limited to, travel and meals, telephone calls, photocopying, binding and shipping of compliance materials, will be billed to the Trust on a monthly basis. The Trust agrees to reimburse NLCS for all Out of Pocket Expenses incurred by NLCS in connection with the services provided to the Trust pursuant to this Agreement. Where the Trust’s Chief Compliance Officer makes a single visit to Service Providers for purposes not only of the Trust, but also for other NLCS clients that employ the same Service Providers, the travel costs will be divided among the Trust and such clients equally.  An invoice detailing these Out of Pocket Expenses, including any Fund specific expenses, will be submitted to the Trust at the end of each month, and will be payable by the Trust within fifteen (15) days of receipt of an invoice from NLCS.  Fund specific Out of Pocket Expenses, such as those incurred from visits to investment advisers for specific Funds, will be allocated by the Trust to the respective Fund.

APPENDIX C

RESUME OF

Michael J. Wagner

450 Wireless Blvd.

Hauppauge, NY 11788

631-470-2604 or mikew@NLcompliance.net

Northern Lights Compliance Services, LLC – Hauppauge, NY

President

April 2006- current

            Senior Vice President

              August 2004-March 2006

• Created to assist fund companies meet rule 38a-1 requirements

• Review and prepare compliance manuals for multiple fund families

• Attend Board meetings and present materials

• Coordinate the services of multiple CCOs

NorthStar Financial Services Group

Gemini Fund Services, LLC – Hauppauge, NY

President

April 2004- March 2006

            Chief Operating Officer

              January 2003- March 2006

• President, Treasurer and other officer of multiple fund families

• Attend Board meetings and present materials

•

Created subsidiary company, GemCom, LLC, to provide printing and edgarization services

• Created subsidiary company, Fund Compliance Services, LLC, to provide CCO and compliance services

•

Responsible for all operating departments including fund accounting, financial and legal administration and transfer agency, supervising approximately 60 professionals

• Automate portfolio compliance for mutual funds

• Oversee fund compliance with domestic and international regulatory requirements

• Implement FundStation.net performance system

• Coordinate annual audits with independent accountants

• Supervise launch of multiple fund families

• Project manager responsible for implementing and overseeing all aspects of fund mergers, acquisitions and consolidations

• Prepare and review financial statements and board books

• Member of Securities Valuation Committee for multiple fund families

• Prepare and present client presentations

GemCom, LLC – Hauppauge, NY

Vice President

July 2004 – Current

• Provide Edgar services for regulatory filings

• Prepare and print financial statements and marketing documents

Orbitex Fund Services (predecessor to Gemini Fund Services)

             Director of Operations

             September 1999- June 2001

             Senior Vice President- Fund Accounting

             July 2001-December 2002

• Direct implementation of new fund accounting system

• Coordinate relocation of transfer agency function to Omaha

• Responsible for client relationship management

• Manage staff of 20+ plus

• Orchestrate conversion of mutual funds to Invest One accounting system

• Y2K project leader for accounting department and design disaster recovery plan

• Coordinate annual audits with independent accountants

• Develop and present training seminars for mutual funds

American Data Services (predecessor to Orbitex Fund Services)

Director of Operations

November 1987 – August 1999

• Prepare financial statements and quarterly board reports

• Coordinate development of proprietary fund accounting and transfer agency systems

• Responsible for fund accounting, administration and transfer agency operations

• Prepared or reviewed all dividend calculations

• Prepared or reviewed all income and excise tax returns

• Resolved issues relating to foreign tax reclaims and class action proceeds

• Responsible for client relationships

Ernst & Young - New York, NY

            Senior Audit Manager

            Audit Manager

            Audit Supervisor

            Audit Senior Accountant

            Audit Staff Accountant

October 1972- October 1987

• Responsible for the audits of many mutual funds, including The Dreyfus Funds

• Preparation of financial statements and tax returns for mutual fund clients

• Responsible for audits of other investment vehicles such as closed end funds and UITs

• Supervised audits and special projects with staffs as large 250

• Responsible for numerous “high profile” client audits and special projects, including reviews of systems of internal control

Computer Knowledge

Microsoft Word, PowerPoint  & Excel, PAM, Envision, PAIRS

Education

St. John’s University

Bachelor of Science Degree - May 1972

Graduated Cum Laude

Major:   Accounting

Achievements

Certified Public Accountant in State of New York 1975

Other

           Officer in the United States Army 1972-1978

Member of the American Institute of Certified Public Accountant

Member of the New York State Society of Public Accountants (through 2003)